Exhibit 10.8
TECHNICAL SERVICES AGREEMENT
By and Among
CHINACAST TECHNOLOGY (SHANGHAI) LIMITED
THE CCL SHAREHOLDERS
and
CHINACAST CO., LTD.
Dated as of November 15, 2000

     This TECHNICAL SERVICES AGREEMENT (“Agreement”) is entered into as of November 15, 2000, by and among ChinaCast Technology (Shanghai) Limited, a wholly foreign-owned limited liability enterprise organized and existing under the laws of the People’s Republic of China (“PRC”) (“CCT Shanghai”); CHINACAST CO. LTD., a limited liability company organized and existing under the laws of the PRC (“CCL”); and BEIJING COL NETWORK TECHNOLOGY CO., LTD, a limited liability company organized and existing under the laws of the People’s Republic of China (“PRC”), (“Beijing Col”); SHENZHEN ZHONGXUN TENG INVESTMENT DEVELOPMENT CO., LTD., a limited liability company organized and existing under the laws of the PRC (“Shenzhen Zhongxun”); TIBET TIANTAI INVESTMENT MANAGEMENT CO., LTD., a limited liability company organized and existing under the laws of the PRC (“Tibet Tiantai”) (Beijing Col, Shenzhen Zhongxun and Tibet Tiantai are referred to collectively as the “CCL Shareholders”). CCL and CCT Shanghai are each individually referred to herein as a “Party” and both are collectively referred to herein as the “Parties”.
RECITALS
     WHEREAS, CCL wishes to secure the assistance of CCT Shanghai to assist CCL in the implementation of CCL’s Turbo 163, DDN Enhancement and Cablenet businesses in the PRC;
     AND WHEREAS, CCT Shanghai wishes to assist CCL to implement CCL’s Turbo 163, DDN Enhancement and Cablenet businesses in the PRC
     NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged expressly, the Parties hereby agree as follows:
ARTICLE I.     PROVISION OF SERVICES AND ANCILLARY EQUIPMENT
     Section 1.1     Services. CCT Shanghai will, during the term of this Agreement and to the extent of CCL’s need, provide and CCL will take and pay for the Services set forth in Appendix A, with respect to CCL’s Turbo 163 business, DDN Enhancement business and Cablenet business all as contemplated in the Business Plan dated as of August, 2000. CCT Shanghai will provide the Services solely in the capacity of an independent contractor and consultant to CCL. The General Manager of CCL will retain all authority and responsibility to conduct the affairs of and to manage CCL. CCT Shanghai may, at its option, assign any of its rights hereunder and/or delegate the performance of the Services described in this Section 1.1 to a subcontractor or affiliate of CCT Shanghai, provided that any such assignment, delegation, or subcontract will not relieve CCT Shanghai of its obligations hereunder. CCL shall not assign this Agreement without the prior written approval of CCT Shanghai.

     Section 1.2     Equipment. In connection with provision of the Services hereunder, CCT Shanghai will supply to CCL for its use ancillary Equipment as set forth in Appendix A hereto together with associated software and technical documentation. Such use of ancillary Equipment by CCL will be without additional charge.
     Section 1.3     Obligation to Return Equipment. Upon the occurrence of any of the following events in the determination of CCT Shanghai, CCL will promptly take all action to deliver and return the Equipment and the related software and documentation in the possession of CCL to CCT Shanghai, except to the extent CCT Shanghai has waived its right to the return of such Equipment as contemplated in Section 2.3 hereof : (i) termination of this Agreement, or (ii) material breach by CCL of this Agreement or the Pledge Agreement among certain shareholders of CCL and CCT Shanghai of even date herewith (the “Pledge Agreement”). In the event CCL fails to promptly and fully return the Equipment in good operating condition and the related software and documentation to CCT Shanghai it its sole determination, such event shall be an equipment return default (“Equipment Return Default”), and CCT Shanghai shall be entitled to immediately avail itself of any and all legal actions and proceedings to recover the Equipment and/or to foreclose upon the Pledged Collateral pursuant to the Pledge Agreement.
     Section 1.4     Rights to Use Equipment and Software. CCT Shanghai hereby grants to CCL the non-exclusive, non-transferable right to use all Equipment and software provided by CCT Shanghai under this Agreement solely in the conduct of CCL’s Turbo 163, DDN Enhancement and Cablenet businesses.
     Section 1.5     Warranty. CCT Shanghai warrants that the Services will be provided in a good and workmanlike manner, exercising that degree of skill, diligence, prudence and foresight which would reasonably be expected from a fully skilled, experienced and competent contractor and/or operator engaged in the same type of undertaking under the same or similar conditions in the same or a similar location. CCL’s sole and exclusive remedy for breach of this warranty will be the provision of replacement Services by CCT Shanghai. CCT Shanghai makes no other warranty, express or implied, relating to the Services, ancillary Equipment, software, know how or other things delivered under this Agreement.
ARTICLE II.     COMPENSATION
     Section 2.1     Compensation. As compensation for the performance of the Services, including the provision of ancillary Equipment, CCL will pay to CCT Shanghai on the tenth business day of each calendar month, in Renminbi and in immediately available funds in an account designated by CCT Shanghai, service fees in an amount equal the difference between the total cash revenue CCL has received in the preceding month and CCL’s cash paid out or allocated to pay for operating expenses (including without limitation cost reimbursements and taxes as contemplated in Section 2.2 and 2,4), as set forth in Appendix B, for that preceding month in amounts not exceeding the applicable monthly operating expenses budget in the current CCL business plan approved by the Board of Directors of CCL (“Service Fee”). Any operating expense not set forth in Appendix B must be approved by the Board of Directors prior to payment if such operating expense is (i) not incurred in the ordinary course of business, (ii) a non-recurring cost, or (iii) an expense that CCT Shanghai deems inappropriate to be paid as an operating expense.
     Section 2.2     Cost Reimbursement. CCL will, within 30 days of receipt of CCT Shanghai’s invoice with reasonable supporting documentation, reimburse CCT Shanghai for all costs and fees incurred in connection with the exportation, importation, shipping and delivery of the Equipment, including, but not limited to, freight, customs duties, taxes, warehousing, and insurance costs.
     Section 2.3     CCT Shanghai Right to Decline Return of Equipment. CCT Shanghai may, from time to time, subject only to applicable PRC law and to the terms of the Pledge Agreement, elect to decline the return of any item of equipment (the “Transferred Equipment”) to CCL and cause Relinquishment (as defined in the Pledge Agreement). Upon receipt of notice of Relinquishment (as specified below), the CCL Shareholders shall assign, transfer and deliver to CCT Shanghai, or its designated Affiliate (as defined in the Pledge Agreement) or third party, free from any interest of the CCL Shareholders all of their respective right, title and interest in and to the corresponding amount of Ownership Rights (as defined in the Pledge Agreement) to be transferred as set forth in the notice of Relinquishment. The CCL Shareholders shall promptly take all actions to execute any documents or instruments necessary to initiate and complete all proceedings and procedures required to transfer their respective Ownership Rights. Such Relinquishment, once effected, shall terminate CCL’s obligation under Section 1.3 above to return such Transferred Equipment to CCT Shanghai.
     CCT Shanghai will make such election by providing to CCL a written notice of Relinquishment together with a calculation of the average of the replacement cost of the Transferred Equipment and the original cost of such Transferred Equipment (such average being the “Cost of Transferred Equipment”) together with a calculation of the number of shares in CCL which are of equal value to such the Cost of Transferred Equipment, such calculation to be made by dividing the net asset value of CCL (as determined by CCL’s accountants based on CCL’s books of the close of the most recent calendar quarter increased by the Cost of Transferred Equipment), by the total number of Ownership Certificates as of the close of the most recent calendar quarter. In the event CCL disputes in good faith any of the foregoing calculations, CCT Shanghai may retain an internationally-recognized independent accounting firm selected by CCT Shanghai to make such calculations and the Parties will be bound by the calculations of such accounting firm. CCL will pay for the services of the accounting firm if such firms binding calculations. are no more favorable to CCL than CCT Shanghai’s calculations, which CCL challenged, otherwise, CCT Shanghai will pay for the services of the accounting firm.
     Section 2.4     Taxes. CCL will pay all import duties, value-added taxes and business taxes arising from the provision of Services and ancillary Equipment set forth in Appendix A.

ARTICLE III.     TERM
     This Agreement will be effective upon its execution by the Parties and will continue for a term of twenty years, provided that CCT Shanghai may terminate this Agreement without cause by giving CCL notice of termination no less than one year prior to the effective date of termination.
ARTICLE IV.     LIMITATIONS OF LIABILITY
     Section 4.1     Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, neither CCT Shanghai nor its shareholders, nor any of its or their respective directors, officers, agents, or employees, nor any person or entity controlling any of the forgoing will be liable to CCL for any claim arising under or in connection with this Agreement except claims for injury or death caused to persons or damage to tangible personal property to the extent caused by CCT Shanghai and except for claims based on CCT Shanghai’s gross negligence or willful misconduct in the performance of its obligations hereunder. No act or omission which may be the result of an error of judgment or mistake made in good faith will be considered gross negligence or willful misconduct. Notwithstanding anything to the contrary contained in this Agreement, CCL will have no right to recover indirect, special, incidental, consequential, or punitive damages or damages for loss of profits that may result from any action or inaction of CCT Shanghai in connection with this Agreement.
     Section 4.2     Force Majeure. Failure of either Party to perform any obligations hereunder will be excused (except that any obligation to pay money will not be excused) to the extent such failure is attributable to events which are beyond the control of the defaulting Party including, without limitation, earthquakes, typhoons, flood, fire, war, or the action or inaction of any governmental authority (events of “Force Majeure”). A Party claiming the event of Force Majeure will notify the other Party within fifteen (15) days, explaining the nature of such event of Force Majeure, the anticipated duration and actions required by the affected Party to correct the deficiencies resulting from such event. Upon an event of Force Majeure, the Parties will immediately consult with each other to find an equitable solution and will use commercially reasonable efforts to mitigate the consequences caused by such event.
ARTICLE V.     ADMINISTRATION
     Section 5.1     Representative. Each Party will, by notice to the other Party, appoint one individual who will represent the appointing Party in all matters relating to this Agreement. Either Party may change its representative at any time by notice to the other Party.
     Section 5.2     Right to Inspect. CCL will have the right, at its reasonable request and expense, to inspect any Service or ancillary Equipment provided under this Agreement and to inspect any records kept by CCT Shanghai as required by this Agreement.

     Section 5.3     Employees. All personnel used by CCT Shanghai in the performance of this Agreement will be employed or otherwise retained by CCT Shanghai and will not be deemed employees of CCL. CCT Shanghai will be responsible for supervising such individuals, for paying all salaries and benefits and for meeting all government liabilities with respect to such individuals.
     Section 5.4.     Exchange of Information and Confidentiality. The Parties will exchange information as may be reasonably necessary to implement this Agreement. Each Party will maintain in confidence and will use solely for the purposes of this Agreement all information disclosed by the other Party in a writing marked “Confidential” or “Proprietary” provided that:
     a.     The receiving Party may disclose such information in compliance with any requirement of any governmental authority, provided that the receiving Party uses best reasonable efforts to afford the disclosing Party notice and an opportunity to object to such disclosure;
     b.     The receiving Party may disclose such information to its agents or employees who have a need to know such information and who have agreed in writing to protect such information from further disclosure on terms substantially similar to the terms of this Section 5.4; and
     c.     The receiving Party may disclose such information if such information has entered the public domain (other than through the unauthorized disclosure of the receiving Party).
ARTICLE VI.     MISCELLANEOUS
     Section 6.1     Authority. Each of the Parties hereby represents and warrants to the other Party that each has the power to execute and perform this Agreement; and that this Agreement upon execution will constitute the valid, lawful, binding and enforceable obligations of each Party.
     Section 6.2     Compliance with Law. The Parties will comply with all laws in the performance of this Agreement and their respective business activities. Without limiting the foregoing, CCT Shanghai and CCL agree not to pay or promise to pay or give or promise to give anything of value, either directly or indirectly, to an official of the Chinese or any other government for the purpose of influencing an act or decision of any such government or its officials in connection with the performance of this Agreement and their respective business activities.
     Section 6.3     Relationship of Parties. The Parties will perform their obligations under this Agreement as independent contractors. Nothing in this Agreement will render the Parties hereto liable as partners, associates, or joint venturers or to create a partnership, joint venture or association.
     Section 6.4     Governing Law; Dispute Resolution. This Agreement will be governed by, and construed in accordance with, the laws of the PRC. The Parties will use their best efforts to resolve all disputes arising in connection with this Agreement promptly through friendly negotiations. In the event that no settlement is reached within thirty days following notice by one Party to the other of the occurrence of a dispute, the dispute will, at the request of either Party, be referred to and finally resolved by arbitration in Beijing at the China International Economic and Trade Arbitration Commission (“CIETAC”) in accordance with its Rules then in effect (which Rules are deemed to be incorporated by reference into this section). Such arbitration will be conducted in the English and Chinese languages by a panel of three arbitrators. Each of CCL and CCT Shanghai will appoint one arbitrator. The third arbitrators will be mutually agreed upon by CCL and CCT Shanghai. In the event CCL and CCT Shanghai fail to agree within 20 days, the third arbitrator will be appointed by CIETAC pursuant to its Rules within 30 days from the date of receipt of notice to make such appointment. If selected pursuant to the immediately preceding sentence, the third arbitrator must be chosen from among the CIETAC panel of arbitrators from one of the following countries: Australia, Canada, Germany, Hong Kong Japan, Singapore, Sweden, Switzerland and the United States. The arbitrators will decide in their award the allocation of costs, including the arbitrators’ fees and all other costs to which the dispute may give rise. The award of the arbitrators will be final and without appeal. Any competent court may enforce such award.
     Section 6.5     Language. This Agreement is written and executed in both the English and Chinese languages, each of which will be of equal force and effect.
     Section 6.6     Amendments. This Agreement and its provisions may be amended, interpreted, waived, discharged or terminated only by a writing signed by each of the Parties hereto.
     Section 6.7     Notices. All notices and other communications required or permitted hereunder shall be in the English language, in writing and shall be (i) mailed by registered or certified mail, postage prepaid; (ii) sent by facsimile or electronic mail with electronic confirmation of receipt; or (iii) delivered by hand or by an internationally-recognized overnight courier with written confirmation of receipt, addressed (a) if to a party hereto, at such Party’s address set forth below, or at such other address as such Party shall have furnished to the other Parties in writing:

If to ChinaCast Technology (Shanghai) Limited:
Address:	25/F Qiang Sheng Plaza
No. 145 Pu Jian Lu
Pu Dong
Shanghai 200127, China
Attn:	Mr. Luk Chung Po
Tel:	(86 21) 6864 4666
Fax:	(86 21) 5873 4554
E-mail:	terencel@direct163.com

If to CCL:
Address:	Unit B, 15/F., China Merchants Tower
No. 2 Dong Huan Nan Lu,
Chaoyang District
Beijing 100022, PRC
Attn:	Lu Ruifeng
Tel:	(86 10) 6566 7788
Fax:	(86 10) 6566 9374
E-mail:	rf.lu@direct 16 3 . com

If to Beijing Col:
Address:	No. 48 (B), Baishiqiao Road
Beijing, PRC
Attn:	Du Wei
Tel:
Fax:
E-mail:

If to Shenzhen Zhongxun:
Address:	Rm#1506, Haiyan Building
Jiabin Road, Luohu District,
Shenzhen, PRC
Attn:	Lu Ruifeng
Tel:
Fax:
E-mail:	rf.lu@direct163.com

If to Tibet Tiantai Investment:
Address:	No. 36, Sela Road
Lhasa, PRC
Attn:	Shi Yuqing Tel:
Fax:
E-mail:
Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (x) in the case of personal delivery or delivery by facsimile or by electronic mail, on the date of such delivery, (y) in the case of an internationally-recognized overnight courier, on the fifth business day after the date when sent and (z) in the case of mailing, on the tenth business day following that on which the piece of mail containing such communication has been deposited in a regularly maintained receptacle for the deposit of mail, addressed and mailed as aforesaid.
     Section 6.8     Further Assurances. CCT Shanghai and CCL each agree to execute and deliver such additional documents and to take such additional actions as may be necessary or appropriate to effect the provisions of this Agreement and all transactions contemplated hereby.
     Section 6.9     Severability. If any provision of this Agreement or the application thereof to any Party or circumstance will be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Parties or circumstances will not be affected thereby and will be enforced to the greatest extent permitted by law.
     Section 6.10     No Third Party Beneficiary. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto and their respective permitted successors and assigns any rights, benefits, or obligations hereunder.
     Section 6.11     Remedies Cumulative. Subject to the limitations set forth in Article IV hereof, the rights and remedies available under this Agreement or otherwise available will be cumulative of all other rights and remedies and may be exercised successively.
     Section 6.12     CCL Shareholders. Beijing COL Network Technology Co., Ltd., Shenzhen Zhongxun Teng Investment Development Co., Ltd. and Tibet Tiantai Investment Management Co., Ltd. jointly and severally agree to the terms and conditions of this Agreement and shall take any and all action to ensure the due and prompt performance of this Agreement by CCL and each of the CCL Shareholders.
     Section 6.13     Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be signed on the date first above written.

BEIJING COL NETWORK TECHNOLOGY CO., LTD.
By:	/s/ Lu Ruifeng
	Name:	Lu Ruifeng
	Title:	Authorized Signatory

SHENZHEN ZHONGXUN TEND INVESTMENT DEVELOPMENT CO., LTD
By:	/s/ Lu Ruifeng
	Name:	Lu Ruifeng
	Title:	Authorized Signatory

TIBET TIANTAI INVESTMENT MANAGEMENT CO., LTD
By:	/s/ Lu Ruifeng
	Name:	Lu Ruifeng
	Title:	Authorized Signatory

CHIINACAST TECHNOLOGY (SHANGHAI) LIMITED
By:	/s/ Terence Luk
	Name:	Terence Luk
	Title:	Chairman of the Board

CHINACAST CO., LTD.
By:	/s/ Lu Ruifeng
	Name:	Lu Ruifeng
	Title:	Authorized Signatory